UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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CENTRAL GARDEN & PET COMPANY

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CENTRAL GARDEN & PET COMPANY

1340 Treat Blvd., Suite 600

Walnut Creek, California 94597

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Monday, February 11, 2013, 10:30 A.M.

TO THE STOCKHOLDERS:

The Annual Meeting of Stockholders of Central Garden & Pet Company will be held at the LAFAYETTE PARK HOTEL, 3287 Mt. Diablo Boulevard, Lafayette, California, on Monday, February 11, 2013, at 10:30 A.M. for the following purposes:

(1)	To elect seven directors;

(2)	To ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending on September 28, 2013; and

(3)	To transact such other business as may properly come before the meeting.

Only holders of record of Common Stock and Class B Stock on the books of the Company as of 5:00 P.M., December 14, 2012, will be entitled to vote at the meeting and any adjournment thereof. Holders of Class A Common Stock are welcome to attend and participate in this meeting. A complete list of the Company’s stockholders entitled to vote at the meeting will be available for examination by any stockholder for ten days prior to the meeting during normal business hours at the Company’s principal executive offices at 1340 Treat Blvd., Suite 600, Walnut Creek, California.

Pursuant to rules promulgated by the Securities and Exchange Commission (SEC), we have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a proxy card, and by notifying you of the availability of our proxy materials on the Internet. This proxy statement and our 2012 Annual Report to Stockholders are available free of charge at http://www.central.com/annualreports.

Whether or not you plan to attend the Annual Meeting, please vote as soon as possible. As an alternative to voting in person at the Annual Meeting, you may vote via the Internet, by telephone or, if you receive a proxy card in the mail, by mailing the completed proxy card.

Dated:  January 7, 2013

By Order of the Board of Directors

Lori A. Varlas, Secretary

HOLDERS OF COMMON STOCK AND CLASS B STOCK ARE REQUESTED TO MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE.

CENTRAL GARDEN & PET COMPANY

1340 Treat Blvd., Suite 600

Walnut Creek, California 94597

PROXY STATEMENT

The enclosed proxy is solicited by the Board of Directors of Central Garden & Pet Company (the “Company”) to be used at the Annual Meeting of Stockholders on February 11, 2013 (the “Annual Meeting”), for the purposes set forth in the foregoing notice. This proxy statement and, in the case of holders of Common Stock and Class B Stock, the enclosed form of proxy were first sent to stockholders on or about January 11, 2013. Holders of Class A Common Stock will receive this proxy statement but will not be entitled to vote at the Annual Meeting of Stockholders or any adjournment thereof.

If the enclosed form of proxy is properly signed and returned by holders of Common Stock and Class B Stock, the shares represented thereby will be voted at the Annual Meeting in accordance with the instructions specified thereon. If the proxy does not specify how the shares represented thereby are to be voted, the proxy will be voted as recommended by the Board of Directors. Any stockholder signing a proxy in the form accompanying this proxy statement has the power to revoke it prior to or at the Annual Meeting. A proxy may be revoked by a writing delivered to the Secretary of the Company stating that the proxy is revoked, by a subsequent proxy signed by the person who signed the earlier proxy (including a telephone or internet vote), or by attendance at the Annual Meeting and voting in person.

VOTING SECURITIES

Only stockholders of record of Common Stock and Class B Stock on the books of the Company as of 5:00 P.M., December 14, 2012, will be entitled to vote at the Annual Meeting.

As of the close of business on December 14, 2012, there were outstanding 12,247,359 shares of Common Stock of the Company, entitled to one vote per share, and 1,652,262 shares of Class B Stock of the Company, entitled to the lesser of ten votes per share or 49% of the total votes cast. There were also outstanding 34,769,847 shares of Class A Common Stock, which generally have no voting rights unless otherwise required by Delaware law. Holders of Common Stock and Class B Stock will vote together on all matters presented to the stockholders for their vote or approval at the meeting.

The holders of a majority of the shares of Common Stock and Class B Stock of the Company entitled to vote, present in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting or any adjournment thereof. Votes cast by proxy or in person at the Annual Meeting will be tabulated by the election inspector appointed for the meeting and will determine whether or not a quorum is present. The election inspector will treat abstentions and broker non-votes as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the stockholders for a vote. Under the General Corporation Law of the State of Delaware, stockholders are not entitled to dissenter’s rights with respect to any matter to be considered and voted on at the Annual Meeting, and we will not independently provide stockholders with any such right.

With regard to the election of directors, votes may be cast “For” or “Withhold” for each nominee; votes that are withheld will be excluded entirely from the vote and will have no effect. The directors will be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. As a result, if you withhold your authority to vote for any nominee, your vote will not count for or against the nominee, nor will a broker “non-vote” affect the outcome of the election.

The other matters submitted for stockholder approval at the Annual Meeting will be decided by the affirmative vote of a majority of the shares present, in person or by proxy, at the Annual Meeting and entitled to vote on the subject matter. Abstentions are included in the determination of shares present for quorum purposes.

If a stockholder’s shares are held in street name and the stockholder does not instruct his or her broker how to vote the shares, the brokerage firm, in its discretion, may either leave the shares unvoted or vote the shares on routine matters. The proposal to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the current fiscal year should be treated as a routine matter. To the extent a stockholder’s brokerage firm votes shares on the stockholder’s behalf on that proposal, the shares also will be counted as present for the purpose of determining a quorum.

In order to reduce printing and postage costs, only one Annual Report and one Proxy Statement will be mailed to multiple stockholders sharing an address unless we receive contrary instructions from one or more of the stockholders sharing an address. This practice is commonly referred to as “householding.” If your household has received only one Annual Report and one Proxy Statement, we will deliver promptly a separate copy of the Annual Report and the Proxy Statement to any stockholder who sends a written request to Investor Relations at our executive offices, which are located at 1340 Treat Blvd., Suite 600, Walnut Creek, California 94597, or calls (925) 948-4000 and requests such a delivery. If your household is receiving multiple copies of our annual reports or proxy statements and you wish to request delivery of a single copy, you may send a written request to our executive offices at 1340 Treat Blvd., Suite 600, Walnut Creek, California 94597, or call (925) 948-4000 with such a request.

PROPOSAL ONE

ELECTION OF DIRECTORS

The persons named below are nominees for director to serve until the next annual meeting of stockholders and until their successors shall have been elected. The nominees are all members of the present Board of Directors, except for Beth Springer. In the absence of instructions to the contrary, shares represented by proxy will be voted for the election of all such nominees to the Board of Directors. If any nominee is unable or unwilling to be a candidate for the office of director at the date of the Annual Meeting, or any adjournment thereof, the proxies will vote for such substitute nominee as shall be designated by the proxies. Management has no reason to believe that any of the nominees will be unable or unwilling to serve if elected. Set forth below is certain information concerning the nominees which is based on data furnished by them.

Nominees for Director	Age	Business Experience During Past Five Years and Other Information	Served as Director Since
John B. Balousek (1)(2)	67

Lead independent director of the Company. From 1991 to 1996, Mr. Balousek served as President, Chief Operating Officer and a director of Foote, Cone & Belding Communications, one of the largest global advertising and communications networks, and also in 1996 as Chairman and Chief Executive Officer of True North Technologies, a digital and interactive services company affiliated with True North Communications. Mr. Balousek was also a founding shareholder and strategic contributor to Lenscrafters one-hour optical in the United States, Vision Express in Europe, and a founder of Eyemasters one-hour optical in Canada. Prior to 1991, Mr. Balousek held various management positions with Foote, Cone & Belding Communications and in Brand Management with the Procter & Gamble Company. Mr. Balousek has also served as a director on multiple boards, including Inuvo, Inc., an online analytics, data and media company, from June 2008 to March 2012, Rabobank NA, a California community bank, and VIB Corp., bank holding company.

As a former President and Chief Operating Officer of a global advertising network, executive in brand management at one of the world’s leading consumer packaged goods organizations, and an experienced director with deep boardroom experience across a range of businesses, Mr. Balousek brings valuable skills and insights to the Company.

			2001

William E. Brown	71	Chairman of the Board since 1980. From 1980 to June 2003, Mr. Brown served as Chief Executive Officer of the Company. In October 2007, the Board reappointed Mr. Brown to the additional post of Chief Executive Officer. Mr. Brown has announced his intent to resign as Chief Executive Officer effective February 11, 2013. Mr. Brown founded and has extensive management and leadership experience and a deep knowledge of the lawn and garden and pet supplies industries and the financial and operational issues faced by the Company.	1980

Nominees for Director	Age	Business Experience During Past Five Years and Other Information	Served as Director Since
David N. Chichester (1)	67

Partner of Tatum, a Division of Randstad, a financial and technology leadership services firm, since 2004. Mr. Chichester served as Senior Vice President Finance Starbucks Corporation from 2001 to 2003 and, in Tokyo, as Chief Financial Officer Starbucks Coffee Japan, Ltd. from 2003 to 2004. Mr. Chichester served as Executive Vice President and Chief Financial Officer at Red Roof Inns, Inc. from 1996 to 1999. Prior to these positions, he held senior management positions in finance at Integrated Health Services, Inc., Marriott Corporation and General Electric Credit Corporation, and served as an investment banker at Warburg Paribas Becker Incorporated and in several roles at The First National Bank of Chicago. He has also served on the boards of other public and private companies, including Pets.com and Red Roof Inns, Inc.

Mr. Chichester has an extensive background in corporate and real estate finance, including international business. As a former financial officer of public and private companies and an investment banker, Mr. Chichester brings significant public company accounting, disclosure, financial system management, and risk assessment experience to the Company’s Board.

			2002

Brooks M. Pennington III	58	Director of Special Projects for the Company since October 2006. From 1994 through September 2006, Mr. Pennington was the President and Chief Executive Officer of Pennington Seed, Inc., a business which was acquired by the Company in 1998. He also serves on the board of several private companies. Mr. Pennington has over 35 years of work experience in the lawn and garden industry, including 12 years as the former chief executive officer of Pennington Seed, Inc.	1998

Alfred A. Piergallini (1)(2)	66	Consultant with Desert Trail Consulting, a marketing consulting organization, since January 2001 and Chairman of Wisconsin Cheese Group, Inc., a specialty cheese company, from January 2006 to December 2010. From December 1999 to December 2001, Mr. Piergallini served as the Chairman, President and Chief Executive Officer of Novartis Consumer Health Worldwide, a manufacturer, developer and marketer of health-related products, and from February 1999 to December 1999, Mr. Piergallini served as the President and Chief Executive Officer of Novartis Consumer Health North America. From 1989 to 1999, Mr. Piergallini held several senior management positions with Gerber Products Company, including, at various times, the offices of Chairman of the Board, President and Chief Executive Officer. He currently serves as a director of Comerica Incorporated, a financial services company.	2004

Nominees for Director	Age	Business Experience During Past Five Years and Other Information	Served as Director Since
		As a former senior executive of several consumer products companies and a director of other public companies, Mr. Piergallini brings significant experience in general management, marketing, sales and branding and many other aspects of the operations of public companies.

John R. Ranelli (1)	66

Since 2011, Mr. Ranelli has served as Chairman of the Board of Woolrich, Inc., a global apparel and accessories company, and also served as Chief Executive Officer until October 2012. From 2008 to 2012, Mr. Ranelli was also engaged in pursuing corporate acquisition opportunities while advising companies and private equity firms. From 2007 to 2008, Mr. Ranelli was Chief Executive Officer and President of Mikasa, Inc., a global dinnerware, crystal and home accessories company. From 1999 to 2006, he served as Chairman, Chief Executive Officer and President of FGX International, a global optical and jewelry company. Previously, he served in senior executive capacities with Stride Rite Corporation, Deckers Outdoor Corporation, TLC Beatrice and The Timberland Company. He served on the boards of Party City Holdings, Inc. from 2005 to 2008, GNC Corporation from 2006 to 2007 and Deckers Outdoor Corporation from 1994 to 1996.

Mr. Ranelli will become the Company’s President and Chief Executive Officer effective February 11, 2013.

As an experienced chief executive officer of consumer products companies and a Chairman and director of public and private equity owned companies, Mr. Ranelli has extensive experience leading and managing all aspects of mid to large consumer products companies.

			2010

M. Beth Springer	48

From 2009 to 2011, Ms. Springer served as Executive Vice President and General Manager of The Clorox Company. She served as Clorox’s Group Vice President – Strategy and Growth from 2007 until 2009. Prior to that, she was Group Vice President and General Manager, Specialty Division from 2005 to 2007 and Vice President and General Manager, Glad Products Business Unit from 2002 through 2004. Ms. Springer joined Clorox in 1990 as associate marketing manager for household products and subsequently held marketing positions of increasing responsibility.

As a former senior executive of one of the leading consumer products companies. Ms. Springer brings significant experience in general management, marketing, sales and branding and many other aspects of the operations of a public company.

			—

(1)	Member of Audit Committee.
(2)	Member of Compensation Committee.

Recommendation of the Board

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” EACH OF THE DIRECTOR NOMINEES LISTED ABOVE.

FURTHER INFORMATION CONCERNING

THE BOARD OF DIRECTORS

Board Independence

Upon consideration of the criteria and requirements regarding director independence set forth in NASDAQ Rule 5605, the Board of Directors has determined that each of Messrs. Balousek, Chichester, Piergallini and Ranelli and Ms. Springer meet the standards of independence established by the NASDAQ. Mr. Ranelli will no longer be independent once he becomes President and Chief Executive Officer effective February 11, 2013.

Board Leadership Structure

The Company is led by William Brown, who founded the Company in 1980 and has served as Chairman since then and as Chief Executive Officer from 1980 to 2003 and since 2007. The Board believes that having Mr. Brown act in both these roles has provided the Company with consistent leadership, with respect to both the Company’s operations and the Board.

The Board also believes in the importance of independent oversight, which it seeks to ensure through a variety of means, including:

•	All of the Company’s directors other than Mr. Brown and Mr. Pennington are independent.

•

Jack Balousek acts as the Company’s lead independent director. The lead independent director leads each independent director session of the Board. He also serves as a liaison between the Chairman and the independent directors.

•	During each regularly scheduled Board meeting, all independent directors meet in executive session without the presence of any management directors.

•	The charters for each of the Board’s committees require that all of the members of those committees be independent.

The Board believes that the combined role of Chairman and Chief Executive Officer, together with the significant responsibilities of the Company’s lead independent director and other independent directors described above, has provided an appropriate balance between leadership and independent oversight.

Mr. Brown will continue to serve as Chairman after he resigns as Chief Executive Officer effective February 11, 2013.

Committees of the Board

The Company has an Audit Committee and a Compensation Committee but does not have a nominating committee or a committee performing the functions of a nominating committee.

Audit Committee

During fiscal 2012, the members of the Audit Committee were Alfred A. Piergallini (Chairman), John B. Balousek, David N. Chichester and John R. Ranelli. The Company’s Board of Directors has determined that David N. Chichester qualifies as an audit committee financial expert as set forth in Section 407(d)(5) of Regulation S-K promulgated by the SEC and he is independent as such term is defined in the NASDAQ Rules. The functions performed by the Audit Committee include:

•	recommending to the Board of Directors the engagement or discharge of the Company’s independent registered public accounting firm;

•	reviewing with the independent registered public accounting firm the plan and results of the audit engagement;

•	reviewing the Company’s system of internal financial and accounting controls;

•	reviewing the financial statements of the Company;

•	discussing with management and the independent auditors the Company’s accounting policies;

•	approving the Company’s filing of reports with the SEC; and

•	inquiring into matters within the scope of its functions.

The Board of Directors has adopted a written Audit Committee charter. The charter is available on the Company’s website at www.central.com. The Audit Committee held 10 meetings during fiscal 2012.

Compensation Committee

During fiscal 2012, the members of the Compensation Committee were John B. Balousek (Chairman) and Alfred A. Piergallini. In addition, David N. Chichester served on the Compensation Committee during Mr. Piergallini’s absence. The functions performed by the Compensation Committee include:

•	reviewing and making recommendations to the Board of Directors concerning the compensation of officers, directors and key management employees of the Company;

•	administering the Company’s equity incentive plans;

•	evaluating the performance of management and related matters;

•	evaluating the mixture of base salary, cash bonus and equity compensation in each executive’s total compensation package;

•	awarding restricted stock and stock options as a means of linking executives’ long-term compensation to the rate of return received by stockholders;

•	considering the possible tax consequences to the Company and to the executives when determining executive compensation;

•

reviewing and discussing with management the annual Compensation Discussion and Analysis disclosure regarding named executive officer compensation and, based on this review and discussions, recommending whether the Company include the Compensation Discussion and Analysis in its annual proxy statement and incorporate it by reference in its annual report on Form 10-K; and

•	creating and approving an annual Compensation Committee Report to be included in its annual proxy statement and incorporated by reference in its annual report on Form 10-K.

The Board of Directors has adopted a written Compensation Committee charter. The charter is available on the Company’s website at www.central.com. The Compensation Committee held 18 meetings during fiscal 2012.

The Compensation Discussion and Analysis included in this proxy statement includes additional information regarding the Compensation Committee’s processes and procedures for considering and determining executive officer compensation.

Compensation Committee Interlocks and Insider Participation

Messrs. Balousek, Chichester and Piergallini served as members of the Compensation Committee during fiscal 2012. They have no relationship with the Company other than as directors and stockholders. During fiscal 2012, no executive officer of the Company served as a director, or as a member of any compensation committee, of any other for-profit entity that had an executive officer that served on the Board of Directors or Compensation Committee of the Company.

Attendance at Meetings

During fiscal 2012, there were 11 meetings of the Board of Directors. No members of the Board of Directors attended fewer than seventy-five percent of the meetings of the Board of Directors and all committees of the Board on which they served, except for Mr. Piergallini due to illness. The Company encourages, but does not require, the members of its Board of Directors to attend its annual meeting of stockholders. All members of the Board attended the 2012 Annual Meeting of Stockholders.

Stockholder Communications with Directors

The Board welcomes communications from the Company’s stockholders. Stockholders may send communications to the Board, or to any director in particular, c/o Central Garden & Pet Company, 1340 Treat Blvd., Suite 600, Walnut Creek, California 94597. Any correspondence addressed to the Board or to any director in care of the Company’s offices is forwarded by the Company to the addressee without review by management.

The Board’s Role in Risk Oversight

The Company faces a number of risks, including operational, economic, financial, legal, regulatory and competitive. The Company’s management is responsible for the day-to-day management of the risks faced by the Company. While the Board, as a whole, has ultimate responsibility for the oversight of risk management, it administers its risk oversight role in part through the Board committee structure, with the Audit Committee and Compensation Committee responsible for monitoring and reporting on the material risks associated with their subject matter areas.

The Board’s role in the Company’s risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the Company, including operational, economic, financial, legal, regulatory and competitive risks. The full Board (or the appropriate committee in the case of risks that are reviewed by a particular committee) receives these reports from those responsible for the relevant risk to enable it to understand the Company’s risk exposures and the steps that management has taken to monitor and control these exposures. When a committee receives the report, the Chairman of the relevant committee typically provides a summary to the full Board at the next Board meeting. This process helps the Board and its committees to coordinate the risk oversight role. The Audit Committee assists the Board in oversight and monitoring of principal risk exposures related to financial statements, legal, regulatory and other matters, as well as related mitigation efforts. The Compensation Committee assesses, at least annually, the risks associated with the Company’s compensation policies.

Compensation of Directors

Members of the Board of Directors who are not employees of the Company receive directors’ fees consisting of $35,000 per year and $1,500 for each Board meeting attended in person. The chairs of the Audit Committee and Compensation Committee each receive additional annual retainer fees of $15,000, and the lead director receives an additional retainer fee of $25,000. Directors who attend meetings of the Audit Committee or Compensation Committee receive an additional $1,500 for each meeting not held on the same day as a Board meeting.

Each non-employee director also receives $500 for participation in each telephonic meeting of the Board of Directors or any committee of less than three hours and $1,000 for participation in meetings of three hours or more. The Company pays non-employee directors $1,500 for each day spent traveling to board and committee meetings, attending subsidiary and division management meetings and conducting plant and facility visits. Mr. Pennington receives similar annual, per meeting and travel fees for his Board service.

Under the Nonemployee Director Equity Incentive Plan, on the date of each Annual Meeting of Stockholders, each non-employee director will be granted a number of (i) options to purchase shares of Class A Common Stock determined by dividing $200,000 by the closing price of a share of Class A Common Stock on the date of such meeting and (ii) shares of restricted stock determined by dividing $20,000 by the closing price of a share of Class A Common Stock on the date of such meeting. Mr. Pennington will receive similar awards under the 2003 Equity Incentive Plan.

Set forth below is a summary of the compensation paid during fiscal 2012 to the Company’s directors, except Mr. Brown, whose compensation is reported below under Executive Compensation – Executive Compensation of Executive Officers.

DIRECTOR COMPENSATION TABLE

Name(1)	Fees Earned or Paid in Cash	Stock Awards (2)(3)	Option Awards (2)(3)	Non-Equity Incentive Plan Compen- sation	Change in Pension Value and Nonqualified Deferred Compen- sation Earnings	All Other Compen- sation	Total
John B. Balousek	$116,000	$20,006	$48,824	—	—	—	$184,830

David N. Chichester	$79,000	$20,006	$48,824	—	—	—	$147,830

Brooks M. Pennington(4)	$72,500	$20,006	$48,824	—	—	$173,024	$314,354

Alfred A. Piergallini	$73,000	$20,006	$48,824	—	—	—	$141,830

John R. Ranelli	$115,000	$20,006	$48,824	—	—	—	$183,830

(1)	As of the end of fiscal 2012, Messrs. Balousek, Chichester, Pennington, Piergallini and Ranelli held the following options to purchase shares of Common Stock and Class A Common Stock:

	Common Stock Options		Class A Common Stock Options
	Vested	Unvested	Vested	Unvested
John B. Balousek	—	—	43,324	21,331

David N. Chichester	—	—	43,324	21,331

Brooks M. Pennington	15,000	4,200	52,524	29,731

Alfred A. Piergallini	—	—	43,324	21,331

John R. Ranelli	—	—	33,934	27,675

(2)	This column reflects the aggregate grant date fair value computed in accordance with the FASB Accounting Standards Codification 718 Compensation—Stock Compensation (“ASC 718”). Please refer to Note 13, “Stock-Based Compensation”, in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed on December 13, 2012 for the relevant assumptions used to determine the valuation of our stock and option awards.

(3)	In fiscal 2012, the grant date fair values were determined using the closing stock price on the date of grant.

(4)	Brooks M. Pennington III is the Company’s Director of Special Projects and receives compensation as an employee in addition to compensation for his Board service. All other compensation for Mr. Pennington includes salary of $161,308, the Company’s matching contributions under the Company’s 401(k) Plan of $826 and medical and life insurance premium payments of $10,890.

Director Nominations

Due to the limited size of the Board, the Board has determined that it is not necessary at this time to establish a separate nominating committee. As such, the entire Board fulfills the function of nominating additional directors. A majority of the members of the Board have been determined by the Board to be independent under the standards established by NASDAQ. At a minimum, the Chairman of the Board, as well as at least two independent directors, must interview any qualified candidates prior to nomination. Other directors and members of management will also interview each candidate as requested by the Chairman. Once potential candidates have successfully progressed through the interview stage, the independent directors will meet in executive session to consider the screened candidates. All director nominees must be selected, or recommended for the Board’s selection, by a majority of the independent directors.

A majority of the members of the Board must be independent directors as defined in NASDAQ Rule 5605(a)(2). When considering potential director candidates, the Board also considers the candidate’s knowledge, experience, integrity, leadership, reputation and ability to understand the Company’s business. In addition, all director nominees must possess certain core competencies, which may include experience in consumer products, logistics, product design, merchandising, marketing, general operations, strategy, human resources, technology, media or public relations, finance or accounting, or experience as a Chief Executive Officer or Chief Financial Officer. While we do not have a formal diversity policy for Board membership, we look for potential candidates that help ensure that the Board has the benefit of a wide range of attributes.

The Board will consider any director candidate recommended by stockholders, provided that the candidate satisfies the minimum qualifications for directors as described above. Stockholders must submit recommendations to the Company’s Secretary for consideration by the Board no later than 120 days before the annual meeting of stockholders. To date, the Board has not received any recommendations for nominees to be considered at the Annual Meeting from any non-management stockholder or group of stockholders that beneficially own five percent or more of the Company’s voting stock.

When the need arises, the Company engages independent search firms and consultants to identify potential director nominees and assist the Board in identifying a diverse pool of qualified candidates and evaluating and pursuing individual candidates at the direction of the Chairman of the Board.

All of the nominees included on this year’s proxy card are directors standing for re-election, except for Ms. Springer.

PROPOSAL TWO

RATIFY THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 28, 2013. If stockholders fail to ratify the selection of Deloitte & Touche LLP, the Audit Committee will reconsider the selection. If the selection of Deloitte & Touche LLP is approved, the Audit Committee, in its discretion, may still direct the appointment of a different independent auditing firm at any time and without stockholder approval if the Audit Committee believes that such a change would be in the best interest of the Company and its stockholders.

Recommendation of the Board

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE SELECTION OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Representatives of Deloitte & Touche LLP will be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

The following table lists the aggregate fees billed for professional services rendered by Deloitte & Touche LLP for all “Audit Fees,” “Audit-Related Fees,” “Tax Fees,” and “All Other Fees” for the last two fiscal years.

	Fiscal Year Ended
	September 24, 2011	September 29, 2012
Audit fees	$2,783,575	$2,900,000
Audit-related fees	$75,124	$206,294
Tax fees	$10,646	$9,183
All other fees	—	—

Audit Fees

The Audit fees for the fiscal years ended on September 24, 2011 and September 29, 2012 were for professional services rendered for the audits of the Company’s consolidated financial statements, issuance of consents and other assistance in connection with regulatory filings with the SEC.

Audit-Related Fees

The audit-related fees for the fiscal year ended on September 24, 2011 were primarily related to statutory audits. The audit-related fees for the fiscal year ended on September 29, 2012 were primarily related to the Company’s debt offering.

Audit Committee Authorization of Audit and Non-Audit Services

The Audit Committee has the sole authority to authorize all audit and non-audit services to be provided by the independent registered public accounting firm engaged to conduct the annual audit of the Company’s consolidated financial statements. In addition, the Audit Committee has adopted pre-approval policies and procedures which are detailed as to each particular service, the Audit Committee is informed of each service, and such policies and procedures do not include delegation of the Audit Committee’s responsibilities under the Securities Exchange Act of 1934 to management. The Audit Committee pre-approved fees for all audit and non-audit related services provided by the independent registered public accounting firm in fiscal years 2011 and 2012.

AUDIT COMMITTEE REPORT

ON AUDITED FINANCIAL STATEMENTS

Notwithstanding anything to the contrary in any of the Company’s previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate this Proxy Statement or future filings with the Securities and Exchange Commission, in whole or in part, the following report shall not be deemed to be incorporated by reference into any such filing.

The Audit Committee of the Board consists of the directors whose signatures appear below. Each member of the Audit Committee is “independent” as defined in the NASDAQ Rules and Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The Audit Committee’s general function is to oversee the Company’s accounting and financial reporting and internal control processes and the audits of the Company’s financial statements, including monitoring the integrity of the Company’s financial statements, the independent registered public accounting firm’s qualifications and independence, and the performance of the Company’s independent registered public accounting firm. Its specific responsibilities are set forth in its charter. The charter is available on the Company’s website at www.central.com.

As required by the charter, the Audit Committee reviewed the Company’s audited financial statements for fiscal year ended September 29, 2012 and met with management, as well as with representatives of Deloitte & Touche LLP, the Company’s independent registered public accounting firm, to discuss the financial statements. The Audit Committee also discussed with representatives of Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communications With Audit Committees, as amended by (AICPA Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

In addition, the Audit Committee discussed with representatives of Deloitte & Touche LLP their independence from management and the Company and received the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence.

Based on these discussions, the financial statement review and other matters it deemed relevant, the Audit Committee recommended to the Board of Directors (and the Board approved) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended on September 29, 2012.

December 13, 2012	Audit Committee

ALFRED A. PIERGALLINI, Chairman
JOHN B. BALOUSEK DAVID N. CHICHESTER JOHN R. RANELLI

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

In fiscal 2012, the Committee’s compensation actions for the named executive officers, most of whom we hired in fiscal 2011, included:

•	Salary—No increase in base salary for Mr. Brown; increases of up to approximately 5.3% for Mr. Halas and the other named executive officers;

•

Bonus—No fiscal 2011 bonus for Mr. Brown; fiscal 2011 bonuses paid in the Company’s Class A Common Stock of 43,104 shares to Mr. Halas and lesser amounts to the Company’s other named executive officers.

•

Equity awards—The Committee made significant changes in its approach to stock options to align its approach to compensation with the Company’s new organizational structure and to better motivate its management team, including:

•	Converting 80% of the performance options granted from fiscal 2008 to fiscal 2011 to time vested options; and

•	Granting options in 2012 containing time vesting requirements but not performance targets.

From fiscal 2008 to fiscal 2011, the Committee granted stock options that included performance targets and time-based vesting. However, the Committee believes that moving to only time-based options is more consistent with industry practice, more understandable by employees, and less complicated to administer. Because of the dramatic changes occurring at the Company incident to its transformational change initiative and, in particular, the reorganization of the Company along functional lines, the extent to which many of the performance targets have been or may be achieved has become difficult or impossible to measure. In addition, the Committee’s compensation consultant surveyed peer group companies and determined that the use of performance stock options at peer group companies has become relatively rare. The Committee also believes that the complexity of the performance options granted in prior years eventually diluted the intended impact on employee incentive and in some cases was detrimental to the Company’s ability to recruit new executive talent.

•

Alignment with Stockholders. A significant portion (ranging from approximately 42% to 63% in fiscal 2012) of the Company’s executive officers’ total potential compensation is paid in the form of bonuses or long-term equity awards rather than base salary in order to tie the executive compensation to both short-term financial performance and long-term stock price performance.

The Committee discharges many of the Board’s responsibilities related to executive compensation and continuously strives to align the Company’s compensation policies with the Company’s performance. The Committee will continue to analyze the Company’s executive compensation policies and practices and adjust them as appropriate to reflect the Company’s performance and competitive needs.

Impact of Say-On-Pay Vote on Compensation Decisions

At the Annual Meeting of Stockholders in February 2011, 83% of the shares eligible to vote at the meeting voted to approve the compensation paid to our named executives, and 64% of the shares eligible to vote voted in favor of holding a say-on-pay-vote every three years. As a result, the Board determined to hold a vote every three years. Upon receiving the results of the latest say-on-pay-vote vote, the Committee considered the views of our stockholders in connection with our executive compensation program, in particular, the 83% approval vote at last year’s annual meeting, and determined to continue to approach compensation decisions in substantially the same way as in recent years.

Compensation Objectives

The objectives of the Company’s compensation program are to recruit and retain high-caliber executives, and to incentivize those executives to achieve the best possible financial results for the Company and its stockholders. The Company uses three primary tools to compensate executive officers: base salary, annual bonus and long-term equity compensation. Together they combine to provide an executive’s total compensation package. The Company views base salary as a primary indicator of the market value needed to attract and retain executives with the skills and expertise to perform the duties and discharge the responsibilities of their positions. Annual bonus is principally seen as a means of rewarding superior job performance and enhancing base salary to meet current market value, and the Company utilizes restricted stock and stock options as a means of linking executives’ long-term benefits to the rate of return received by stockholders and as retention devices.

The Company’s compensation program rewards executive officers for achievement of corporate operating goals and for their individual contributions. A substantial portion of each executive’s total compensation opportunity is weighted toward incentive compensation. When the Company does not achieve satisfactory financial results and/or its stock price does not appreciate, the compensation that can be realized by the Company’s executives may be substantially reduced. When the Company exceeds financial expectations and/or its stock price appreciates, the compensation that can be realized by the Company’s executives may be substantially increased. The Committee believes that this is the most effective means of aligning executive incentives with stockholders’ interests.

Process

As described below, the Committee periodically uses surveys and reports prepared internally and by compensation consulting firms to understand the compensation levels and pay structure at peer group companies. The Company’s compensation is generally evaluated against the broad range of compensation paid by the peer group; however, the Committee also uses its judgment to determine specific pay levels necessary to attract and retain executive talent. In exercising this judgment, the Committee looks beyond the market data to include individual job performance and compensation history, future potential, internal comparisons, retention risk for individual executives, and, in the case of new hires, compensation at former employers.

With respect to the compensation of William E. Brown, the Company’s Chairman and Chief Executive Officer, the Committee did not retain an external compensation consultant as part of its process of determining his salary, bonus potential, actual bonus and equity compensation in fiscal 2012, because the Company did not make any changes to his base salary or bonus structure during the year. With respect to the Company’s other executive officers, the Committee receives, evaluates and considers the recommendations of the Chief Executive Officer and may consult with the Company’s Senior Vice President of Human Resources or the Chief Executive Officer of the Central Operating Companies as part of its process of determining compensation. From time to time, the Chief Executive Officer attends portions of meetings of the Committee, although he does not vote with the Committee. Other executive officers generally have no role in making decisions regarding compensation of the Company’s executive officers.

The Committee determines base salary and target bonus as of each officer’s hire date, and it generally reconsiders both elements on an annual basis. The Committee generally determines officers’ annual bonuses and whether performance targets have been met for equity performance-based awards after the Company’s financial results for the prior fiscal year are announced. The Committee generally grants each officer a certain number of stock options and/or shares of restricted stock upon his or her hire date and considers granting additional awards on an annual basis. The Committee generally grants bonuses or equity compensation to existing officers on a standard schedule.

Compensation Consultants and Benchmarking

The Committee has the authority to retain the services of compensation consultants and other advisors, as it deems necessary or appropriate, in connection with the administration of the Company’s compensation and employee benefit plans, policies and programs. The Committee has periodically retained the services of a compensation consulting firm to assist the Committee in formulating its recommendations regarding executive compensation. During fiscal 2012, the Committee engaged Pay Governance to help it evaluate the effectiveness of the performance option program and assess the advantages of moving towards time vested options.

Allocation and Amount

The Company compensates its executives through a combination of annual cash compensation (comprised of base salary and annual bonus) and long-term equity incentive compensation (comprised of stock options and, in some cases, restricted stock grants). The Committee views base salary and the annual bonus targets as an essential part of attracting, retaining and motivating executive officers. The Committee also believes that equity incentive compensation is an essential factor in recruiting and retaining top executives and in driving superior performance.

The use and relative weights of base salary, annual bonus and long-term equity compensation are based on a subjective determination by the Committee of the effectiveness of each executive in all areas of management, including achievement of the Company’s strategic objectives, leadership, operating skills and other attributes. Generally, the Committee views the various elements of compensation as part of one overall package but believes that a majority of the total compensation package should be weighted toward the performance of the Company and stock price appreciation in order to align the interest of management and stockholders. In fiscal 2012, base salary, benefits and perquisites ranged from approximately 37% to 58% of each executive’s potential compensation, reflecting the importance of performance-based bonuses and stock price appreciation at the Company.

When evaluating corporate performance, the Committee generally considers financial metrics such as revenue and earnings before interest and taxes, or EBIT. When evaluating individual performance, the Committee considers the individual’s overall leadership and management skills, success in attracting, retaining and developing qualified subordinates, success in achieving corporate and strategic objectives, ability to work with peers and supervisors in an effective and collegial manner, and other criteria.

As appropriate, the Committee uses tally sheets setting forth various components of compensation of the named executive officers, including dollar amounts for salary, annual bonus and perquisites and the value of unexercised stock options and restricted stock awards, to assist it in balancing the elements.

When making compensation decisions, the Committee also considers the issue of internal pay equity between the compensation of other Company executive officers and the compensation of the Chief Executive Officer. The Committee also considers issues relating to the corporate tax and accounting treatment of various forms of compensation and the impact of compensation decisions on stockholder dilution.

The Committee continues to subscribe to the philosophy that the overall performance of the Company and its stock price should be the primary areas of consideration when rewarding the Company’s top executives. However, the Committee also seeks to ensure that the Company’s executive officers are paid competitively with the market.

Salary

The Committee reviews the base salary of the executive officers each year. In some instances, the Committee has adjusted base salaries of individual named executive officers for retention reasons or to maintain internal pay equity among the senior executives. The Committee approved modest salary increases for Mr. Halas,

Mr. Palantoni and Ms. Varlas in fiscal 2012 ranging from $20,000—$23,000. Mr. Brown’s salary remained unchanged. Mr. LaMonte’s salary was set at a level consistent with that paid to prior executives in his position and comparable positions within the Company and at a level required to recruit him to join the Company.

Annual Bonus

The Committee determines the bonus awarded to each named executive officer after the end of each fiscal year primarily by considering the financial results of the Company for the given year and the officer’s individual performance and contribution to the Company. The bonus may be paid in cash or equity. The Committee generally sets potential target bonuses for each named executive officer at the beginning of each fiscal year as a percentage of his or her base salary. The target bonus percentages are generally set at a level which the Committee believes will assure that the executive’s total compensation opportunity is attractive enough to motivate superior performance and that the executive is focused on key objectives, as well as being competitive with amounts paid for similar performance in comparable executive positions by the Company’s peer companies.

Historically, the Committee had not used a pre-determined formula to calculate any executive officer’s actual bonus compensation or assigned weights to particular financial metrics or individual performance factors and retained the full discretion to determine annual bonuses up to and beyond the amount of such officer’s bonus potential for the year. When determining the amount of cash bonuses, the Committee generally considers various factors, including the Company’s revenue, EBIT and working capital levels, but may consider additional factors in any given year. The Committee also considers individual performance, including an executive’s overall leadership and his or her contribution to the achievement of financial and strategic goals, such as customer relationships, talent development, teamwork among business units, identification and pursuit of strategic initiatives, cost control efforts and innovation and new product development, among others.

Fiscal 2011 Bonuses. Beginning in early 2012, the Committee met to determine bonuses based on the Company’s performance in fiscal 2011. The following table sets forth the target bonus and actual bonus paid to the following executive officers for fiscal 2011:

	% of Fiscal 2011 Base Salary		Bonus For Fiscal 2011
Executive Officer	Target	Actual
William E. Brown	75%	0%	$—
Gus D. Halas	75%	151%	$400,000
Frank P. Palantoni	50%	40%	$106,000
Lori A. Varlas	50%	34%	$100,000

In determining whether to award bonuses to the named executive officers for fiscal 2011, the Committee considered specific elements of the Company’s financial performance in fiscal 2011, including revenue, adjusted EBIT, net working capital and the implementation of the Company’s transformational initiative. The Committee also considered individual performance. The Committee considered each of these measures against the comparable prior year performance and the Company’s internal budget for fiscal 2011, as opposed to particular pre-determined targets or similar metrics within the Company’s industries. Because of the disappointing financial performance in fiscal 2011, bonuses were significantly less than in fiscal 2010, except for Mr. Halas whose employment agreement provided for a minimum bonus during his first year in excess of his on-going target bonus. At Mr. Brown’s request, the Committee did not award any bonus to Mr. Brown for fiscal 2011.

Fiscal 2012 Bonuses. For fiscal 2012, the Committee approved a bonus plan that provides for bonus targets of which 25% is based on net sales. 25% on EBIT and 50% on personal goals. The total bonus will depend upon the extent to which each target is satisfied or exceeded. The Committee retains the discretion to determine bonuses above or below the targets in the 2012 bonus plan. The Committee has not yet determined the amount of bonuses, if any, to be paid to the named executive officers with respect to fiscal 2012. The following table sets forth the target bonus percentages for each of the named executive officers with respect to fiscal 2012:

Executive Officer	% of Fiscal 2012 Base Salary Target
William E. Brown	75%
Gus D. Halas	75%
Steven LaMonte	50%
Frank P. Palantoni	50%
Lori A. Varlas	50%

The Company will report fiscal 2012 bonus determinations, if any, in a Form 8-K once decisions are made in early 2013.

The Company does not have a policy regarding the recovery or adjustment of awards based on Company performance if a material financial measure considered by the Committee in any particular year is subsequently restated.

Stock Options

The Committee determines the size of executive officers’ initial hire option grants with primary consideration towards making the offer of employment market competitive while consistent with awards granted to other executives. The size of annual option grants to officers is determined after giving consideration to the officer’s performance over the fiscal year, awards previously granted to the officer, such officer’s accumulated vested and unvested awards, the current value and potential value over time using stock appreciation assumptions for vested and unvested awards, the vesting schedule of the officer’s outstanding awards, comparison of individual awards among executives and in relation to other compensation elements, stockholder dilution and total compensation expense.

From fiscal 2008 to fiscal 2011, the Committee granted stock options that included performance targets and time-based vesting. However, the Committee believes that moving to only time-based options is more consistent with industry practice, more understandable by employees and less complicated to administer. Because of the dramatic changes occurring at the Company incident to its transformational change initiative and, in particular, the reorganization of the Company along functional lines, the extent to which many of the performance targets have been or may be achieved has become difficult or impossible to measure. In addition, the Committee through its compensation consultant surveyed peer group companies and determined that the use of performance options at peer group companies has become relatively rare. The Committee also believes that the complexity of the performance options granted in prior years eventually diluted the intended impact on employee incentive which it was seeking to achieve and in some cases was detrimental to the Company’s ability to recruit new executive talent. As a result, the Committee granted time-based stock options to the executive officers during fiscal 2012 with an exercise price equal to the closing share price on the date of the grant. The options granted in fiscal 2012 vest in four annual installments commencing one year from the date of grant.

The performance-based stock options granted in fiscal 2011 and prior years vest in five equal annual installments commencing one year from the date of grant subject to the satisfaction of certain annual or cumulative performance targets for each of the five fiscal years starting with the year of grants. The performance targets are (i) earnings before interest and taxes adjusted for acquisitions and divestitures, non- recurring income or expense and other adjustments determined by the Committee (the “Adjusted EBIT”) and (ii) net controllable assets, which is intended to award employees for reductions in average working capital (the “Net Controllable Assets”). For the executive officers, there were separate targets for each of the Company, the Pet segment and the Garden segment.

The Company, Pet and Garden targets accounted for 20%, 40% and 40%, respectively, of the total eligible performance-based vesting. If at the end of a fiscal year, any of the following was achieved, 20% of the shares relating to the respective Company, Pet or Garden target would vest and become exercisable on the anniversary of the grant date following such fiscal year: (i) Adjusted EBIT was greater than the target floor and Net Controllable Assets was less than the target ceiling; or (ii) Adjusted EBIT was greater than the target floor by an amount which exceeded twenty percent (20%) of the amount by which Net Controllable Assets were above the target ceiling; or (iii) Adjusted EBIT was below the target floor by an amount that was less than twenty percent (20%) of the amount by which Net Controllable Assets were below the target ceiling. If the targets in a particular year are not met, the employee can still vest in the options in subsequent years if the cumulative performance exceeds the cumulative targets. The Committee has the sole and absolute discretion to determine whether and the extent to which performance goals have been achieved.

In March 2012, the Committee elected to eliminate all of the past and future performance goals relating to stock options granted from fiscal 2008 to fiscal 2011, except for the performance goals relating to the overall Company performance. The Committee took this action because, as a result of the Company’s reorganization around functional lines during 2011, the extent to which cumulative performance targets for segments or business units have been or may be achieved has become difficult or impossible to measure. After the amendment, 20% of the shares covered by each award continue to be performance-based. The time vested component of the options did not change.

Because each option award includes performance targets for five future years, it is necessary for the Committee to review the actual EBIT and Net Controllable Assets for each completed fiscal year to exclude positive and negative items that were unanticipated when the targets were established and for items that are not reflective of on-going business operations. Some of these adjustments may be one-time events and others may impact the performance targets for the remaining performance periods. The adjustments apply to all outstanding performance options, including those held by the named executive officers.

Set forth below are the annual and cumulative performance targets for fiscal 2012 with respect to the options granted in fiscal 2008, 2009, 2010 and 2011 (in millions of dollars).

	Fiscal 2012 Targets
	Annual	Cumulative
Fiscal 2008 Awards
Adjusted EBIT	$162.0	$666.0
Net Controllable Assets	$733.2	$3,507.2
Fiscal 2009 Awards
Adjusted EBIT	$162.0	$561.0
Net Controllable Assets	$710.0	$2,725.0
Fiscal 2010 Awards
Adjusted EBIT	$148.0	$414.0
Net Controllable Assets	$620.0	$1,795.0
Fiscal 2011 Awards
Adjusted EBIT	$148.0	$286.0
Net Controllable Assets	$620.0	$1,220.0

The Committee has not yet determined whether the fiscal 2012 performance targets have been satisfied. The Company will report fiscal 2012 performance target determinations in a Form 8-K once decisions are made in early 2013.

Based on the elimination of performance targets relating to the Pet and Garden segments and the percentage of the Company performance targets that have been satisfied to date, the Company currently estimates the remaining performance-based component of the options granted in fiscal 2008 and fiscal 2009 are probable of achievement, but not the performance-based component of the options granted in fiscal 2010 and 2011. Executives must generally be employed by the Company at the time of vesting to exercise the options.

The Company does not have a program or practice of timing option grants in connection with the release of material non-public information.

Restricted Stock

The Company has historically utilized stock options as a principal means of providing its executive officers with equity incentive compensation. However, the Company has also granted restricted stock to executive officers upon the commencement of employment. Generally, restricted stock vests, and the restrictions on transfer lapse, in accordance with a schedule determined by the Committee. The Committee has the authority to accelerate the time at which restrictions lapse, and/or remove restrictions, on previously granted restricted stock. In fiscal 2012, the Committee granted restricted stock to Mr. LaMonte in connection with his joining the Company and to Mr. Halas in recognition of his work on the Company’s transformational initiative.

Stock Ownership Requirements

The Company does not have any stock ownership requirements or any policy limiting an executive’s ability to hedge the risks of stock ownership.

Post-Employment Arrangements

Under the terms of the Company’s employment agreements and non-compete and post-employment consulting agreements, the named executive officers, other than Mr. Brown, are entitled to payments and benefits upon the occurrence of specified events, including termination of employment. The specific terms of these arrangements, as well as an estimate of the compensation that would have been payable had they been triggered as of fiscal year-end, are described below in detail in the section titled “Potential Payments Upon Termination” on page 26. The Company’s equity-based compensation plans and employment agreements do not provide for special payments to the named executive officers upon a change-in-control of the Company.

In the case of each employment agreement, the terms of these arrangements were set through the course of arms-length negotiations with each of the named executive officers. As part of these negotiations, the Committee analyzed the terms of the same or similar arrangements for comparable executives employed by some companies in our peer group. This approach was used in setting the amounts payable and the triggering events under the arrangements. These provisions were intended to provide the individuals with a fixed amount of compensation that would offset the potential risk of leaving their prior employer or foregoing other opportunities to join or remain with the Company. The Committee considered the aggregate potential obligations of the Company in the context of the desirability of hiring the individual and the expected compensation upon joining the Company.

The non-compete and post-termination consulting agreements are intended to protect, to the maximum extent permitted by law, the Company’s confidential information, and payments thereunder are conditioned upon the executive not going to work for one of our principal competitors within a specified period of time following separation from the Company.

Benefits and Perquisites

The Company provides a 401(k) retirement plan and partial matching contributions but does not provide supplemental employee retirement plans or pensions. The Company also provides its executives with benefits such as medical, dental, life and disability insurance and other benefits that are generally available to full time employees and, in some instances, a monthly housing relocation allowance and tax gross-up payments on such allowances. The Company pays for a leased automobile or car allowance for the named executive officers, except for Mr. Brown.

Accounting and Tax Treatment

In determining executive compensation, the Committee considers, among other factors, the possible tax consequences to the Company and to the executives. However, the Committee believes that it is important to retain flexibility in designing compensation programs that meet the Company’s stated objectives. For this reason, the Committee will not necessarily limit compensation to those levels or types of compensation that will be tax deductible. The Committee does of course consider alternative forms of compensation, consistent with the Company’s compensation goals, that preserve deductibility.

Section 162(m) of the Internal Revenue Code generally does not allow a tax deduction to public companies for compensation over $1,000,000 paid to the Chief Executive Officer or any of the four other most highly compensated executive officers unless the compensation is paid based solely on the attainment of one or more pre-established objective performance goals and certain other requirements are met. To date, the Company’s non-equity compensation plans have generally not been designed to permit the Company to grant awards that qualify for deductibility under Section 162(m).

Compensation Committee Report

The Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed that analysis with management. Based on its review and discussions with management, the Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended September 29, 2012. This report is provided by the following independent directors, who comprise the Compensation Committee:

January 7, 2013

JOHN B. BALOUSEK, Chairman

ALFRED A. PIERGALLINI

Compensation of Executive Officers

Set forth below is the compensation paid to the Company’s Chief Executive Officer and Chief Financial Officer and certain other executive officers during our three fiscal years ended on September 29, 2012.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary		Bonus	Stock Awards(1)		Option Awards(2)		All Other Compensation(3)		Total
William E. Brown Chairman and Chief Executive Officer	2012		$675,000	(4)		—		—		$13,870		$688,870
	2011		$650,000	—		—		$999,628		$13,578		$1,945,281
	2010		$650,000	$350,000		$449,500		$482,400		$13,381		$1,663,206

Gus D. Halas President and Chief Executive Officer Central Operating Companies(5)	2012 2011	$ $	691,808 265,000	$(4 400,000)	$ $	163,625 509,355	$ $	1,007,000 999,628	$ $	305,846 1,144,746	$ $	2,168,279 3,318,729

Steven LaMonte Executive Vice President and President – Garden(6)	2012		$163,462	(4)		$374,000		$210,400		$113,070		$860,932

Frank P. Palantoni Executive Vice President and President – Pet Products(7)	2012 2011	$ $	492,308 265,385	$(4 106,000)	$	— 472,500	$ $	247,500 273,000	$ $	76,270 63,176	$ $	816,078 1,180,061

Lori A. Varlas Senior Vice President and Chief Financial Officer(8)	2012 2011	$ $	409,231 296,692	$(4 100,000)	$	— 378,000	$ $	123,750 136,500	$ $	26,567 21,917	$ $	559,548 933,109

(1)	This column represents the grant date fair value in accordance with ASC 718. These amounts do not represent the actual value that may be realized by the named executive officers.

(2)	This column represents the grant date fair value in accordance with ASC 718. Please refer to Note 13, “Stock-Based Compensation”, in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10–K filed on December 13, 2012 for the relevant assumptions used to determine the compensation cost of our stock option awards. These amounts do not represent the actual value, if any, that may be realized by the named executive officers.

(3)	The components of the “All Other Compensation” column for fiscal 2012 are detailed in the following table:

Description	Brown	Halas	LaMonte	Palantoni	Varlas
Company matching contribution to 401(k) plan	$2,500	$3,050	$654	$2,408	$3,050
Medical and life insurance premiums	11,370	11,517	4,330	11,517	11,517
Car allowance or lease	—	12,000	5,000	12,000	12,000
Relocation expenses	—	20,960	50,000	27,313	—
Housing allowance	—	126,000	—	—	—
Tax gross-up payments	—	132,319	53,086	23,033	—

Total	$13,870	$305,846	$113,070	$76,270	$26,567

(4)	Bonuses for fiscal 2012 have not yet been determined.

(5)	Mr. Halas was appointed President and Chief Executive Officer of the Central Operating Companies in April 2011.

(6)	Mr. LaMonte was appointed Executive Vice President and President – Garden Products in May 2012.

(7)	Mr. Palantoni was appointed Executive Vice President and President – Pet Products in February 2011.

(8)	Ms. Varlas was appointed Senior Vice President and Chief Financial Officer in December 2010.

Employment Agreement – Gus D. Halas

On April 15, 2011, the Company entered into an Employment Agreement with Gus D. Halas. This employment agreement provided that Mr. Halas would receive an annual salary of $650,000, which was increased to $673,000 in fiscal 2012. He is also eligible for an annual bonus, targeted at 75% of base compensation, subject to his and the Company’s performance, and a monthly housing allowance of $10,500. The agreement has an indeterminate term, unless terminated for his dismissal with cause, death or disability. The Company may terminate Mr. Halas’ employment at any time without cause upon 24 months written notice. If the Company terminates Mr. Halas without cause, he will continue to receive his base salary and health insurance benefits for nine months, subject to Mr. Halas’s execution of a general release of claims. At its option, the Company may pay Mr. Halas 24 months additional salary and benefits in lieu of giving 24 months notice.

Employment Agreement – Steven R. LaMonte

On April 2, 2012, the Company entered into an Employment Agreement with Steven R. LaMonte. This employment agreement provides that Mr. LaMonte will receive an annual minimum salary of $425,000. He is also eligible for an annual bonus, targeted at 50% of base compensation, subject to his and the Company’s performance. The agreement has an indeterminate term, unless terminated for his dismissal with cause, death or disability. The Company may terminate Mr. LaMonte’s employment at any time without cause upon 30 days written notice. If the Company terminates Mr. LaMonte without cause, he will continue to receive his base salary and health insurance benefits for nine months, subject to Mr. LaMonte’s execution of a general release of claims. At its option, the Company may pay Mr. LaMonte 30 days additional salary and benefits in lieu of giving 30 days notice.

Employment Agreement – Frank P. Palantoni

On February 1, 2011, the Company entered into an Employment Agreement with Frank P. Palantoni. This employment agreement provided that Mr. Palantoni would receive an annual minimum salary of $460,000, which was increased to $480,000 in fiscal 2012. He is also eligible for an annual bonus, targeted at 50% of base compensation, subject to his and the Company’s performance. The agreement has an indeterminate term, unless terminated for his dismissal with cause, death or disability. The Company may terminate Mr. Palantoni’s employment at any time without cause upon 24 months written notice. If the Company terminates Mr. Palantoni without cause, he will continue to receive his base salary and health insurance benefits for nine months, subject to Mr. Palantoni’s execution of a general release of claims. At its option, the Company may pay Mr. Palantoni 24 months additional salary and benefits in lieu of giving 24 months notice.

Employment Agreement – Lori A. Varlas

On November 5, 2010, the Company entered into an Employment Letter Agreement with Lori A. Varlas. This employment agreement provided that Ms. Varlas would receive an annual minimum salary of $380,000, which was increased to $400,000 in fiscal 2012. She is also eligible for an annual bonus, targeted at 50% of base compensation, subject to her and the Company’s performance. The agreement has an indeterminate term, unless terminated for her dismissal with cause, death or disability. If the Company terminates Ms. Varlas without cause, she will continue to receive her base salary and health insurance benefits for nine months, subject to Ms. Varlas’ execution of a general release of claims.

GRANTS OF PLAN-BASED AWARDS

The following table shows all plan-based awards granted to the named executive officers during fiscal 2012, which ended on September 29, 2012. The option awards identified in the table below are also reported in the Outstanding Equity Awards at Fiscal Year End table.

Name	Grant Date(1)		Estimated Future Payouts Under Equity Incentive Plan Awards			All other Stock Awards: Number of Shares of Stock		Exercise or Base Price of Option Awards ($/Sh)(2)	Grant Date Fair Value of Stock and Option Awards(3)
			Threshold (# shares)	Target (# shares)	Maximum (# shares)
William E. Brown	—		—	—	—	—		—	—
Gus D. Halas	3/26/2012	(4)	—	300,000	—	—		$9.54	$825,000
	4/2/2012	(4)	—	65,000	—	—		$9.71	$182,000
	6/18/12	(4)	—	—	—	17,500	(5)	—	$163,625
Steven R. LaMonte	5/7/2012	(4)	—	80,000	—	—		$9.35	$210,400
	5/7/2012	(4)	—	—	—	40,000	(6)	—	$374,000
Frank P. Palantoni	3/26/2012	(4)	—	90,000	—	—		$9.54	$247,500
Lori A. Varlas	3/26/2012	(4)	—	45,000	—	—		$9.54	$123,750

(1)	The options granted to each of Messrs. Halas and Palantoni and Ms. Varlas in March 2012 and Mr. LaMonte in May 2012 vest in increments of 25% upon each of the first, second, third and fourth anniversaries of March 26, 2012. The options granted to Mr. Halas in April 2012 vest in increments of 25% upon each of the first, second, third and fourth anniversaries of the grant date. Executives must generally be employed by the Company at the time of vesting to exercise the options. Under the terms of the Company’s 2003 Omnibus Equity Incentive Plan, the Compensation Committee retains discretion, subject to plan limits, to modify the terms of outstanding options.

(2)	All options were granted at the closing market price on the date of grant.

(3)	The value of a stock award or option award is based on the fair value as of the grant date of such award determined pursuant to ASC 718. Please refer to Note 13, “Stock-Based Compensation”, in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed on December 13, 2012 for the relevant assumptions used to determine the valuation of our stock and option awards.

(4)	Class A Common Stock.

(5)	The restricted shares granted to Mr. Halas vested four months from the date of the grant.

(6)	The restricted shares granted to Mr. LaMonte vest one-third per year on the fourth, fifth and sixth anniversaries from the date of the grant.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table shows all outstanding equity awards held by the named executive officers at the end of fiscal 2012, which ended on September 29, 2012.

	Option Awards								Stock Awards
Name	Number of Shares Underlying Unexercised Options Exercisable		Number of Shares Underlying Unexercised Options Unexercisable		Equity Incentive Plan Awards: Number of Shares Underlying Unexercised Unearned Options		Option Exercise Price(1)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
William E. Brown	11,200	(3)	2,800	(3)	—		$12.92	12/9/2013	—		—	—	—
	22,400	(4)	5,600	(4)	—		$12.83	12/9/2013	—		—	—	—
	11,200	(3)	2,800	(3)	—		$15.22	12/14/2013	—		—	—	—
	22,400	(4)	5,600	(4)	—		$15.11	12/14/2013	—		—	—	—
	200,000	(3)	40,000	(3)	10,000	(3)	$10.00	6/18/2014	—		—	—	—
	200,000	(3)	40,000	(3)	10,000	(3)	$12.50	6/18/2014	—		—	—	—
	200,000	(3)	40,000	(3)	10,000	(3)	$15.00	6/18/2014	—		—	—	—
	200,000	(4)	40,000	(4)	10,000	(4)	$10.00	6/18/2014	—		—	—	—
	200,000	(4)	40,000	(4)	10,000	(4)	$12.50	6/18/2014	—		—	—	—
	200,000	(4)	40,000	(4)	10,000	(4)	$15.00	6/18/2014	—		—	—	—
	150,000	(3)	80,000	(3)	20,000	(3)	$10.00	4/14/2015	—		—	—	—
	150,000	(3)	80,000	(3)	20,000	(3)	$12.50	4/14/2015	—		—	—	—
	150,000	(3)	80,000	(3)	20,000	(3)	$15.00	4/14/2015	—		—	—	—
	150,000	(4)	80,000	(4)	20,000	(4)	$10.00	4/14/2015	—		—	—	—
	150,000	(4)	80,000	(4)	20,000	(4)	$12.50	4/14/2015	—		—	—	—
	150,000	(4)	80,000	(4)	20,000	(4)	$15.00	4/14/2015	—		—	—	—
	64,800	(4)	86,400	(4)	28,800	(4)	$8.99	6/4/2016	—		—	—	—
	57,121	(3)	228,487	(3)	71,402	(3)	$12.50	4/14/2017	—		—	—	—
	57,121	(3)	228,487	(3)	71,402	(3)	$15.00	4/14/2017	—		—	—	—
	—		—		—		—	—	50,000	(3)	$604,000	—	—
Gus D. Halas	300,000	(4)	—		—		$11.29	7/30/2014	—		—	—	—
	57,121	(3)	228,487	(3)	71,402	(3)	$12.50	4/14/2017	—		—	—	—
	57,121	(3)	228,487	(3)	71,402	(3)	$15.00	4/14/2017	—		—	—	—
	—		300,000	(4)	—		$9.54	3/26/2018	—		—	—	—
	—		65,000	(4)	—		$9.71	3/26/2018	—		—	—	—
	—		—		—		—	—	17,500	(3)	$211,400	—	—
Steven R. LaMonte	—		—		80,000	(4)	$9.35	3/26/2018	—		—	—	—
	—		—		—		—	—	40,000	(3)	$483,200	—	—
Frank P. Palantoni	16,000	(4)	64,000	(4)	20,000	(4)	$9.26	4/13/2017	—		—	—	—
	—		—		90,000	(4)	$9.54	3/26/2018	—		—	—	—
	—		—		—		—	—	50,000	(3)	$604,000	—	—
Lori A. Varlas	8,000	(4)	32,000	(4)	10,000	(4)	$9.26	4/13/2017				—	—
	—		—		45,000	(4)	$9.54	3/26/2018	—		—	—	—
	—		—		—		—	—	40,000	(3)	$483,200	—	—

(1)	All options were granted at the closing market price on the date of grant, except for premium priced options granted to Mr. Brown and Mr. Halas, which expire in 2014, 2015 and 2017 for Mr. Brown and 2017 for Mr. Halas.

(2)	Market value was calculated based on the closing sale price of $11.89 per share for the Common Stock and $12.08 per share for the Class A Common Stock on September 28, 2012, the last trading day in fiscal 2012.

(3)	Common Stock.

(4)	Class A Common Stock.

OPTION EXERCISES AND STOCK VESTED

The following table shows all stock options exercised and the value realized upon exercise, and all stock awards vested and the value realized upon vesting, by the named executive officers during fiscal 2012, which ended on September 29, 2012.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting		Value Realized on Vesting
William E. Brown	—	—	—		—
Gus D. Halas	—	—	21,000	(1)	$168,210
Steven R. LaMonte	—	—	—		—
Frank P. Palantoni	—	—	—		—
Lori A. Varlas	—	—	—		—

(1)	Company Class A Common Stock.

Nonqualified Deferred Compensation

None of the named executive officer participates in any non-qualified deferred compensation plan.

Equity Compensation Plan Information

The following table gives information about the Company’s Common Stock and Class A Common Stock that may be issued upon the exercise of options, warrants and rights under its existing equity compensation plans as of September 29, 2012.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders	11,637,819	(1)	$10.73	10,825,933	(2)
Equity compensation plans not approved by security holders	—		—	—
Total	11,637,819	(1)	$10.73	10,825,933	(2)

(1)	Includes 3,112,240 shares of Common Stock and 8,289,035 shares of Class A Common Stock issuable upon exercise of options granted under the 2003 Omnibus Equity Incentive Plan and 236,544 shares of Class A Common Stock issuable upon exercise of options granted under the Nonemployee Director Equity Incentive Plan.

(2)	Includes 1,761,374 shares of Common Stock and 8,559,400 shares of Class A Common Stock available for issuance under the 2003 Omnibus Equity Incentive Plan and 109,728 shares of Common Stock and 395,431 shares of Class A Common Stock available for issuance under the Nonemployee Director Equity Incentive Plan.

Potential Payments Upon Termination or Change-In-Control

Our executive officers have employment agreements with us which are terminable at any time. Under the agreements for each executive officer, if an executive is terminated by us without “cause” the executive is entitled to a lump sum payment plus continuation of all benefits associated with the executive’s employment as provided below. The term “cause” is defined in each executive’s employment agreement and generally means (a) an act or omission constituting negligence or misconduct which is materially injurious to the Company; (b) failure to comply with the lawful directives of the Board of Directors; (c) a material breach of the employment agreement by the executive officer, which is not cured within 30 days after written notice thereof; (d) failure to perform in a manner acceptable to the Company after written notice and an opportunity to cure; (e) the abuse of alcohol or drugs; (f) fraud, theft or embezzlement of Company assets, criminal conduct or any other act of moral turpitude by which is materially injurious to the Company; (g) a material violation of any securities law, regulation or compliance policy of the Company; (h) death of the executive officer or incapacity of the executive officer exceeding four (4) months.

SEC regulations require that the Company estimate the value of severance benefits payable to the named executive officers assuming that the triggering event (a termination without cause) occurred on September 29, 2012, the last day of the Company’s 2012 fiscal year.

As a general matter, potential payments upon termination or change in control are not part of the Company’s compensation objectives and are not used, except (i) when necessary to recruit new executives and (ii) to secure non-compete and post-termination consulting agreements that are intended to protect the Company’s confidential information and conditioned upon the executive not going to work for one of the Company’s principal competitors. The Company’s equity-based compensation plans and employment agreements do not provide for special payments to the Company’s named executive officers upon a change-in-control of the Company. As a result, the Compensation Committee’s decisions regarding other compensation elements are not impacted by these arrangements.

Name	Salary Continuation	Post Employment Consulting Payments	Health and Employee Benefits	Accrued Vacation	Other		Total
William E. Brown	—	—	—	$75,000	—		$75,000
Gus D. Halas(1)	$504,750	$201,900	$8,637	$39,258	$180,486	(2)	$935,031
Steven R. LaMonte(3)	$318,750	$63,750	$8,637	$10,897	—		$402,034
Frank A. Palantoni(4)	$360,000	$72,000	$8,637	$45,115	—		$413,752
Lori A. Varlas	$300,000	$60,000	$8,637	$39,487	—		$408,124

(1)	The Company is required to provide Mr. Halas with 24 months notice before a termination without cause. At its option, the Company may pay Mr. Halas 24 months additional salary and benefits, or approximately $1.85 million, in lieu of giving 24 months notice.

(2)	Housing allowance.

(3)	The Company is required to provide Mr. LaMonte with 30 days notice before a termination without cause. At its option, the Company may pay Mr. LaMonte 30 days additional salary and benefits, or approximately $36,376 in lieu of giving 30 days notice.

(4)	The Company is required to provide Mr. Palantoni with 24 months notice before a termination without cause. At its option, the Company may pay Mr. Palantoni 24 months additional salary and benefits, or approximately $983,000 in lieu of giving 24 months notice.

Gus D. Halas

Mr. Halas is a party to a Post-Employment Consulting Agreement pursuant to which he has committed to make himself available to the Company for consulting services for 20 to 30 hours per month for two years after termination of employment with the Company. Mr. Halas will receive approximately $8,413 per month (subject to changes in Mr. Halas’ base salary) for such consulting services. This agreement contains confidentiality and non-competition provisions.

Steven R. LaMonte

Mr. LaMonte is a party to a Post-Employment Consulting Agreement pursuant to which he has committed to make himself available to the Company for consulting services for 20 to 30 hours per month for one year after termination of employment with the Company. Mr. LaMonte will receive approximately $5,313 per month (subject to changes in Mr. LaMonte’s base salary) for such consulting services. This agreement contains confidentiality and non-competition provisions.

Frank P. Palantoni

Mr. Palantoni is a party to a Post-Employment Consulting Agreement pursuant to which he has committed to make himself available to the Company for consulting services for an average of 20 to 30 hours per month for one year after termination of employment with the Company. Mr. Palantoni will receive approximately $6,000 per month (subject to changes in Mr. Palantoni’s base salary) for such consulting services. This agreement contains confidentiality and non-competition provisions.

Lori A. Varlas

Ms. Varlas is a party to a Post-Employment Consulting Agreement pursuant to which she has committed to make herself available to the Company for consulting services for 10 hours per month for two years after termination of employment with the Company. Ms. Varlas will receive approximately $2,500 per month for such consulting services. This agreement contains confidentiality and non-competition provisions.

Review, Approval or Ratification of Transactions with Related Persons

The Company’s Board of Directors has adopted a written related person transactions policy. The Audit Committee reviews the material facts of all interested transactions that require the Audit Committee’s approval and either approves or disapproves of the entry into any transaction in which (1) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (2) the Company is a participant, and (3) any executive officer, director or greater than five percent beneficial owner of the Company’s Common Stock (or an immediate family member of any of the foregoing) has or will have a direct or indirect interest. In determining whether to approve or ratify an interested transaction, the Audit Committee will take into account, among other factors it deems appropriate, whether the interested transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction. If a director is a related party of an interested transaction he or she shall not participate in any discussion or approval of that interested transaction, except that the director shall provide all material information concerning the interested transaction to the Audit Committee. If an interested transaction will be ongoing, the Audit Committee may establish guidelines for the Company’s management to follow in its ongoing dealings with the related party. Thereafter, the Audit Committee, on at least an annual basis, shall review and assess ongoing relationships with the related party to see that they are in compliance with the Committee’s guidelines and that the interested transaction remains appropriate.

Transactions with the Company

Brooks M. Pennington

Brooks M. Pennington III, a director of the Company standing for re-election, is a minority stockholder and a director of Bio Plus, Inc., a company that produces granular peanut hulls. During the fiscal year ended on September 29, 2012, Bio Plus, Inc.’s revenues from sales to subsidiaries of the Company were approximately $1.0 million. As of September 29, 2012, the Company owed Bio Plus, Inc. approximately $68,000 for such purchases.

On March 30, 2012, the Company and Mr. Pennington entered into a Modification and Extension of the Employment and Non-Compete Agreement dated February 27, 1998, as amended June 2, 2003, April 10, 2006 and July 1, 2008. This modified and extended agreement provides that from March 1, 2012 through February 28, 2014, Mr. Pennington will continue to serve as Director of Special Projects for the Company; provided that the Company may terminate the agreement upon 90 days notice in which event Mr. Pennington will be entitled to receive 12 months severance. In this position, Mr. Pennington is expected to work a maximum of 650 hours per year for a base salary of $112,000 annually.

OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS

The following table indicates, as to each director and nominee, each named executive officer and each holder known to the Company to be the beneficial owner of more than five percent of any voting class of the Company’s common stock, the number of shares and percentage of the Company’s stock beneficially owned as of December 31, 2012.

Beneficial Owner(1)	Number of Class B Shares		Number of Common Shares		Number of Class A Common Shares		Percent (2)	Percent of Total Voting Power(3)
Executive Officers:
William E. Brown	1,646,007	(4)	2,610,305	(5)	4,430,204	(6)	17.0%	56.9%
Gus D. Halas	—		114,242	(7)	371,579	(8)	1.0	*
Steven R. LaMonte	—		—		40,000		*	*
Frank P. Palantoni	—		—		73,071	(9)	*	*
Lori A. Varlas	—		—		51,604	(10)	*	*

Directors and Nominees:
John B. Balousek	—		55,160		63,595	(11)	*	*
David N. Chichester	—		2,804		79,770	(12)	*	*
Brooks M. Pennington III(13)	—		242,732	(14)	205,130	(15)	*	1.0
Alfred A. Piergallini	—		8,979		102,187	(16)	*	*
John R. Ranelli	—		5,000		46,440	(17)	*	*
Beth Springer	—		—		—		—	—

All directors and executive officers as a group (15 persons)(18)	1,646,007		3,055,757		5,794,278		20.2%	58.3%

Five Percent Stockholders:
Dimensional Fund Advisors LP(19)	—		1,144,827		2,890,497		8.3%	4.8%
Royce & Associates, LLC(20)	—		687,600		—		1.4%	2.9%
Vanguard Group(21)	—		639,371		2,200,720		5.8%	2.7%
AQR Capital Management, LLC(22)	—		792,551		792,551		1.6%	3.3%
Lee Munder Capital Group LLC(23)	—		1,002,723		—		2.1%	4.2%
Park West Asset Management LLC(24)	—		689,637		—		1.4%	2.9%

(*)	Less than 1%.

(1)	Unless otherwise indicated, the address of each beneficial owner listed below is 1340 Treat Blvd., Suite 600, Walnut Creek, CA 94597.

(2)	Represents the number of shares of Class B Stock, Common Stock and Class A Common Stock beneficially owned by each stockholder as a percentage of the total number of shares of Class B Stock, Common Stock and Class A Common Stock outstanding. As of December 31, 2012, there were 1,652,262 shares of Class B Stock, 12,247,359 shares of Common Stock and 34,768,792 shares of Class A Common Stock outstanding.

(3)	Represents the percentage of the voting power of each stockholder after giving effect to the disparate voting rights among the Class B Stock, Common Stock and Class A Common Stock . The voting powers of the Common Stock and the Class B Stock are identical in all respects, except that the holders of Common Stock are entitled to one vote per share and the holders of Class B Stock are entitled to the lesser of ten votes per share or 49% of the total votes cast. Shares of Class A Common Stock generally have no voting rights unless otherwise required by Delaware law.

(4)	Includes 45,548 shares for which Mr. Brown holds voting power pursuant to a voting agreement entered into on March 25, 2008.

(5)	Includes 23,000 shares owned by his spouse. Mr. Brown disclaims beneficial ownership of the 23,000 shares held by his spouse. Includes 1,192,242 shares of Common Stock issuable upon exercise of outstanding options exercisable within 60 days of December 31, 2012.

(6)	Includes 159,000 shares of Class A Common Stock held by various irrevocable family trusts. Mr. Brown and his spouse are co-trustees of the trusts, and the beneficiaries are immediate family members of Mr. Brown. Mr. Brown disclaims beneficial ownership of the shares held by the trusts. Includes 1,170,800 shares of Class A Common Stock issuable upon exercise of outstanding options exercisable within 60 days of December 31, 2012.

(7)	Includes 114,242 shares of Common Stock issuable upon exercise of outstanding options exercisable within 60 days of December 31, 2012.

(8)	Includes 300,000 shares of Class A Common Stock issuable upon exercise of outstanding options exercisable within 60 days of December 31, 2012.

(9)	Includes 16,000 shares of Class A Common Stock issuable upon exercise of outstanding options exercisable within 60 days of December 31, 2012.

(10)	Includes 8,000 shares of Class A Common Stock issuable upon exercise of outstanding options exercisable within 60 days of December 31, 2012.

(11)	Includes 43,324 shares of Class A Common Stock issuable upon exercise of outstanding options exercisable within 60 days of December 31, 2012.

(12)	Includes 43,324 shares of Class A Common Stock issuable upon exercise of outstanding options exercisable within 60 days of December 31, 2012.

(13)	The address of Mr. Pennington is 169 South Main Street; P.O. Box 231; Madison, GA 30650.

(14)	Includes 19,200 shares of Common Stock issuable upon exercise of outstanding options exercisable within 60 days of December 31, 2012. Includes 49,040 shares of Common Stock held by BPCB Partners, L.P., with respect to which Mr. Pennington has sole voting and dispositive power as the sole member of its general partner; 7,604 shares held by Pennington Management Company II, LLC, in which Mr. Pennington has an ownership interest and of which Mr. Pennington is the president; and 6,938 shares owned by his spouse. Mr. Pennington disclaims beneficial ownership of the 49,040 shares held by BPCB Partners, L.P. and Pennington Management Company II, LLC, except to the extent of his pecuniary interest therein, and the 6,938 shares held by his spouse.

(15)	Includes 55,924 shares of Class A Common Stock issuable upon exercise of outstanding options exercisable within 60 days of December 31, 2012. Includes 38,080 shares of Class A Common Stock held by BPCB Partners, L.P., with respect to which Mr. Pennington has sole voting and dispositive power as the sole member of its general partner; 15,208 shares held by Pennington Management Company II, LLC, in which Mr. Pennington has an ownership interest and of which Mr. Pennington is the president; and 3,876 shares owned by his spouse. Mr. Pennington disclaims beneficial ownership of the 38,080 shares held by BPCB Partners, L.P. and Pennington Management Company II, LLC, except to the extent of his pecuniary interest therein, and the 3,876 shares held by his spouse.

(16)	Includes 43,324 shares of Class A Common Stock issuable upon exercise of outstanding options exercisable within 60 days of December 31, 2012.

(17)	Includes 40,278 shares of Class A Common Stock issuable upon exercise of outstanding options exercisable within 60 days of December 31, 2012.

(18)	Includes 1,334,684 shares of Common Stock issuable upon exercise of outstanding options exercisable within 60 days of December 31, 2012 and 1,926,474 shares of Class A Common Stock issuable upon exercise of outstanding options exercisable within 60 days of December 31, 2012.

(19)	The address of Dimensional Fund Advisors LP is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746. The foregoing information is solely from two Schedules 13G/A reflecting beneficial holdings of the Company’s capital stock filed on February 13, 2012 and February 14, 2012.

(20)	The address of Royce & Associates, LLC is 745 Fifth Avenue, New York, NY 10151. The foregoing information is solely from a Schedule 13G/A reflecting beneficial holdings of the Company’s capital stock filed on January 4, 2013.

(21)	The address of Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355. The foregoing information is solely from two Schedule 13G/As reflecting beneficial holdings of the Company’s capital stock filed on February 10, 2012.

(22)

The address of AQR Capital Management, LLC is Two Greenwich Plaza, 3rd Floor, Greenwich, CT 06830. The foregoing information is solely from two Schedules 13G/As reflecting beneficial holdings of the Company’s capital stock filed on February 14, 2012.

(23)	The address of Lee Munder Capital Group LLC is 200 Clarendon Street, T-28 Boston, MA 02116. The foregoing information is solely from a Schedule 13G/A reflecting beneficial holdings of the Company’s capital stock filed on February 8, 2012.

(24)	The address of Park West Asset Management LLC is 900 Larkspur Landing Circle, Suite 165, Larkspur CA 94939. The foregoing information is solely from a Schedule 13G reflecting beneficial holdings of the Company’s capital stock filed on June 28, 2012.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires the Company’s executive officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC. Executive officers, directors and greater than 10% stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that, during the period from September 25, 2011 to September 29, 2012 all filing requirements applicable to its executive officers, directors, and greater than 10% beneficial owners were complied with other than (i) a report on Form 4 relating to shares sold to cover tax withholding obligations in connection with vesting of restricted stock awards (transaction date of February 14, 2011 for Michael Reed reported on December 6, 2011, and (ii) a report on Form 4 relating to a restricted stock grant (transaction date of June 18, 2012 for Gus Halas reported on June 27, 2012).

CODE OF ETHICS

The Company has adopted a code of ethics that applies to all of its directors, officers and employees, including its principal executive officer, principal financial and accounting officer, controller and certain other senior financial personnel. The Code of Ethics, as amended, was filed as Exhibit 14 to the Company’s annual report on Form 10-K for the fiscal year ended on September 29, 2012.

OTHER MATTERS

The accompanying proxy card grants the proxy holders discretionary authority, to the extent authorized by Rule 14a-4(c) under the Exchange Act, to vote on any matter raised at the Annual Meeting. As of the date of this proxy statement, there are no other matters which management intends to present or has reason to believe others will present at the meeting. If other matters properly come before the meeting, those who act as proxies will vote in accordance with their judgment.

STOCKHOLDER PROPOSALS

If any stockholder intends to present a proposal for action at the Company’s annual meeting in February 2014 and wishes to have such proposal set forth in management’s proxy statement, such stockholder must forward the proposal to the Company so that it is received on or before September 9, 2013. Proposals should be addressed to the Company at 1340 Treat Blvd., Suite 600, Walnut Creek, CA 94597, Attention: Corporate Secretary.

If a stockholder intends to submit a proposal at the Company’s annual meeting in February 2014, which proposal is not intended to be included in the Company’s proxy statement and form of proxy relating to that meeting, the stockholder should give appropriate notice no later than November 27, 2013. If such a stockholder fails to submit the proposal by such date, the stockholder may still submit a proposal at the meeting but Company will not be required to provide any information about the nature of the proposal in its proxy statement and the proxy holders will be allowed to use their discretionary voting authority if the proposal is raised at the Company’s annual meeting in February 2014.

MANNER AND COST OF SOLICITATION

The Board of Directors of Central Garden & Pet Company is sending you this proxy statement in connection with its solicitation of proxies for use at the Company’s Annual Meeting of Stockholders. Certain directors, officers and employees of the Company may solicit proxies on behalf of the Board of Directors by mail, phone, fax or in person. All expenses in connection with the solicitation of this proxy, including the charges of brokerage houses and other custodians, nominees or fiduciaries for forwarding documents to stockholders, will be paid by the Company.

Dated: January 7, 2013

By Order of the Board of Directors

Lori A. Varlas, Secretary

CENTRAL GARDEN &

PET COMPANY

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:59 PM Eastern Time, on February 10, 2013.

Vote by Internet
• Go to www.investorvote.com/CENT
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website

Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
• Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1. Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+
01 - William E. Brown	☐	☐	02 - Brooks M. Pennington III	☐	☐	03 - John B. Balousek	☐	☐

04 - David N. Chichester	☐	☐	05 - Alfred A. Piergallini	☐	☐	06 - John R. Ranelli	☐	☐

07 - M. Beth Springer	☐	☐

	For	Against	Abstain

2. To ratify the appointment of Deloitte & Touche LLP as Central Garden & Pet Company’s independent registered public accounting firm for fiscal 2013.	☐	☐	☐

3. In their discretion, the proxies are authorized to vote upon any and all such matters as may properly come before the meeting or any adjournment thereof.

B	Non-Voting Items

Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

¢		7 1 B V	+
01JZJC

Attention Internet Users!

You can now access your stockholder information on the following secure Internet site: www.computershare.com/investor

Step 1: Register (1st time users only) Click on “Create Login” in the blue box and follow the instructions.	Step 3: View your account details and perform multiple transactions, such as:
	• View account balances	• Change your address
Step 2: Log In (Returning users) Enter your User ID and Password and click the Login button.	• View transaction history	• View electronic stockholder communications
	• View payment history	• Buy or sell shares
	• View stock quotes	• Check replacements

If you are not an Internet user and wish to contact Central Garden & Pet Company, you may use one of the following methods:

Call:	1.877.261.9290	Write:	Central Garden & Pet Company, c/o Computershare, P.O. Box 43078, Providence, RI 02940-3078

Important notice regarding the Internet availability of proxy materials for the 2013 Annual Meeting of Stockholders. The Proxy Statement and the 2012 Annual Report to Stockholders are available at: http://www.central.com/annualreports

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — CENTRAL GARDEN & PET COMPANY

2013 Meeting of Stockholders – February 11, 2013

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints William E. Brown and Lori A. Varlas, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Central Garden & Pet Company which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the 2013 Annual Meeting of Stockholders to be held at the LAFAYETTE PARK HOTEL, 3287 Mt. Diablo Boulevard, Lafayette, California, on February 11, 2013 at 10:30 A.M. or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE ELECTION OF DIRECTORS LISTED BELOW AND “FOR” ITEM 2.

(Continued and to be marked, dated and signed, on the other side)